Exhibit 99.2

Contacts:
For Power-One, Inc.:	For Magnetek:
Dave Hage, Executive Vice President	Bob Murray, VP Investor Relations
(805) 987-8741	(818) 727-2216 ext. 111

Kristyn Hutzell, Avalon Investor Relations

415-336-9645

FOR IMMEDIATE RELEASE

September 28, 2006

POWER-ONE AND MAGNETEK SIGN DEFINITIVE ACQUISITION AGREEMENT

Camarillo, CA, and Chatsworth, CA, September 28, 2006 — Power-One, Inc. (NASDAQ: PWER) and Magnetek, Inc. (NYSE: MAG) today announced that Power-One has signed a definitive agreement to purchase the Power Electronics Group of Magnetek, Inc.  This transaction signifies the increasing focus by both companies to further address the needs of the growing digital power management industry.

Under the terms of the agreement, Power-One will acquire Magnetek’s Power Electronics Group for $71.7 million in cash and assumption of approximately $16.7 million in debt.  The transaction is expected to close by the end of October, subject to customary closing conditions.

“The combination of Power-One and Magnetek’s Power Electronics Group brings together two businesses with considerable expertise in delivering innovative solutions to the expanding digital power management market,” said Bill Yeates, Chief Executive Officer of Power-One. “Not only is our technology complementary in many respects, but the addition of the Power Electronics Group’s R&D success and design capabilities will provide our customers with a broader and more powerful set of solutions while allowing us to further address the growing needs within the industry. We look forward to leveraging our technologies and existing customer relationships while maintaining our focus on delivering increasing shareholder value.”

“The divestiture of Magnetek’s embedded power-electronics business accelerates our strategy of focusing on digital power and motion control systems for material handling, elevators and mining, as well as large commercial alternative energy applications,” said Thomas Boren, Magnetek’s Chief Executive Officer.  “We believe that it also will enable us to pay off Magnetek’s debt, make major contributions to the Company’s pension plan, increase Stockholders’ Equity, cut corporate overhead, boost profit margins and bring more of those profits to the bottom line.”

Power-One will be holding a conference call with investors and analysts on September 28, 2006 at 7:00 a.m. PT to discuss this release and address investor questions.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, you may access the webcast by clicking the following link and scrolling to the bottom of the web page - http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PWER&script=2100.

Magnetek will release results of its fiscal 2006 fourth quarter and full year, which ended on July 2, 2006, before commencement of trading on the New York Stock Exchange on Friday, September 29, 2006.  A conference call with Magnetek’s management will follow at 11:00 a.m. Eastern time.  The conference call will be broadcast live and a replay of the call will be accessible from the “Investor Information” page of Magnetek’s website: www.magnetek.com.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,500 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Ireland and China. For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

About Magnetek:

Headquartered in Chatsworth, CA, Magnetek is America’s largest supplier of digital motion-control systems for industrial cranes and hoists and the world’s largest independent builder of digital motion-control systems for elevators.  The Company is a leading builder of power conditioners for commercial fuel cells and multi-megawatt power inverters for large wind generators, as well as a provider of new-generation digital drive systems for coal mining.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “anticipate,” “will,” “looking,” “believe” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including any general economic slowdown, pricing pressure resulting from the Companies’ need to respond to market conditions, a downturn or other disruption of the market trends within our end customers’ industries,  cancellations, rescheduling, or other customer actions that cause expected revenues to be pushed out or to fail to materialize, inability to turn design wins into sales revenues, delays or cancellations of new product designs by customers, and further delays or supply shortages at contract manufacturers or within Companies’ owned manufacturing sites.  See “Risk Factors” in the Companies’ Forms 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Companies undertake no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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